Exhibit 23.2

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 5, 2026, with respect to the consolidated financial statements of ESS Tech, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Portland, Oregon
September 4, 2026